Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and 240.24b-2

EXECUTION VERSION

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT

This Confidential Settlement And License Agreement (the “Settlement Agreement”) is entered into by and among HORIZON THERAPEUTICS, LLC, a corporation organized and existing under the laws of the State of Delaware with a principal place of business at 150 S. Saunders Road, Lake Forest, Illinois, 60045 (“Plaintiff”) and LUPIN LTD., a corporation organized and existing under the laws of India with a principal place of business at Kalpataru Inspire, 3rd Floor, Off Western Express Highway, Santacruz (East), Mumbai 400055, India (“Lupin Ltd.”) and LUPIN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware with a principal place of business at 111 South Calvert Street, Harborplace Tower 21st Floor, Baltimore, MD 21202 (“LPI”) (collectively with Lupin Ltd., “Lupin”) (each individually a “Party”, collectively, the “Parties”), and made effective as of the date upon final execution of the Settlement Agreement by an authorized representative of each Party (the “Effective Date”).

WHEREAS Horizon Therapeutics, LLC is the owner of approved New Drug Application (“NDA”) No. 203284 for RAVICTI® (glycerol phenylbutyrate) Oral Liquid, 1.1 gm/mL;

WHEREAS Horizon Therapeutics, LLC is the owner of U.S. Patent Nos. 8,404,215 (“the ‘215 patent”), 8,642,012 (“the ‘012 patent”), 9,095,559 (“the ‘559 patent”), 9,254,278 (“the ‘278 patent”), 9,326,966 (“the ‘966 patent”), and 9,561,197 (“the ‘197 patent”) (collectively, “the RAVICTI® Patents”), and Plaintiff represents that they hold all substantial rights to the RAVICTI® Patents;

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WHEREAS Lupin Ltd., is the owner of ANDA No. 207694 for generic glycerol phenylbutyrate oral liquid, 1.1 gm/mL;

WHEREAS Plaintiff filed lawsuits against Lupin in the United States District Court for the District of New Jersey, C.A. Nos. 15-cv-7624-RBK-JS, 16-cv-4438-RBK-JS, and 17-cv-5900-KM-MAH (alleging that the filing of ANDA No. 207694 infringes the ‘215, ‘012, ‘559, ‘278, ‘966, and’197 patents) (the “Lawsuits”);

WHEREAS Lupin filed petitions for Inter Partes Review with the Patent Trial and Appeal Board (“PTAB”) seeking a finding of invalidity of ‘559 patent (Case No. IPR2016-00829), the ‘278 patent (Case No. IPR2017-01159), the ‘966 patent (Case No. IPR2017-01160) and the ‘197 patent (Case No. IPR2018-00459) (the “IPRs”);

WHERAS the PTAB found the ‘559 patent to be unpatentable, which decision Plaintiff has appealed to the Court of Appeals for the Federal Circuit, Appeal No. 18-1225 (the “Appeal”);

WHEREAS the Parties wish to avoid the significant legal expense and legal risks involved in continuing the Lawsuits, the IPRs and the Appeal by settling the Lawsuits, the IPRs and the Appeal on the terms and conditions set forth in this Settlement Agreement; and

WHEREAS as a result of this Settlement Agreement there may be additional supply and sales in the Territory of the generic form of RAVICTI® for human use in advance of the expiration of the RAVICTI® Patents, which supply and sales otherwise may not have been made until after the expiration of those patents.

NOW, THEREFORE, in consideration of the mutual execution of this Settlement Agreement and the promises made herein, the Parties agree as follows:

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1. Definitions.

a) “Affiliate” of a Party means any person or entity that controls, is controlled by or is under common control with such Party. As used in this definition, “control” of an entity means: (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such entity; and (b) in the case of a non-corporate entity, the direct or indirect power to either: (i) direct the management and policies of thenon-corporate entity; or (ii) elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

b) “ANDA” means an abbreviated new drug application (or equivalent regulatory mechanism, including an application under 21 U.S.C. § 355(b)(2)).

c) “Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Entities and all orders and decrees of all courts, tribunals and arbitrators.

d) “Authorized Generic” means a generic version of the NDA Product that is Marketed or intended for Marketing in the Territory, other than by Plaintiff or their Affiliates, under the RAVICTI® NDA without the RAVICTI® trademark (or any replacement trademark).

e) “Cost of Authorized Generic” means the actual cost of goods sold for the Authorized Generic determined in accordance with U.S. GAAP and in accordance

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with Plaintiffs’ normal and standard accounting practices for RAVICTI® and its other pharmaceutical products.

f) “FDA” means the United States Food and Drug Administration and any successor agency having the same functions.

g) “Final Decision” means a decision by a court or the U.S. Patent Trial and Appeal Board that is no longer subject to a right of appeal (other than by a petition to the United States Supreme Court for a writ of certiorari).

h) “First Applicant” shall have the meaning set forth in 21 U.S.C. § 355G)(5)(B)(iv)(II) (as amended or replaced).

i) “Generic Product” means a pharmaceutical product which has been approved by or submitted for approval to FDA under an ANDA or NDA (pursuant to 21 U.S.C. § 355(b)(2)) (as amended or replaced), other than by Plaintiff or their Affiliates, as a generic version of RAVICTI®.

j) “Governmental Entity” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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k)

“Gross Profit” means the gross invoice price of sales of the Authorized Generic in the Territory by Lupin and its Affiliates to Third Parties, recorded in accordance with U.S. GAAP, less the following reasonable and customary deductions from such gross amounts (but only if and to the extent relating to the Authorized Generic, as accrued):

(i)	Cost of Authorized Generic;

(ii)

customary and commercially reasonable allowances for returns and discounts, including, without limitation, credits for unsold or shortdated Authorized Generic product, customer program accruals (overbills, administrative fees, third party rebates, sales brokerage, and volume rebates), allowances granted in the invoice, cash discounts, discounts made by means of floor stock adjustments, rebates or charge-backs directly related to sales of the Authorized Generic (and including rebates or other payments required to be paid to government entities in connection with sales of the Authorized Generic pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar or other Federal or state legislation or programs);

(iii)	taxes, duties or other governmental charges to the extent actually included in the gross invoice price;

(iv)	actual and/or accrued distribution and shipping costs, including but not limited to distribution service fees and other customary charges

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incurred in accordance with wholesaler and third party logistics agreements, such as warehousing and shipping agreements; and

(v)

any receivables which have been included in gross sales in the books of Lupin and are deemed to be uncollectible according to Lupin’s internal accounting principles and U.S. GAAP consistently applied. Such bad debt deduction shall be applied to New Sales in the period in which such receivables are written off and shall be exclusive of any bad debt or uncollectible receivables of Lupin unrelated to any Authorized Generic product.

l) “Licensed Patents” means the RAVICTI® Patents, and any extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, inter partes reviews, amendments thereto, and post-grant reviews thereof, and any foreign counterparts or equivalents thereof (regardless of whether any claim of priority is asserted or otherwise exists), and any other patents prospectively listed in the Orange Book for the NDA Product.

m) “Lupin ANDA” means ANDA No. 207694 for glycerol phenylbutyrate oral liquid, 1.1 gm/mL as it exists as of the Effective Date, including any future supplements, amendments and/or modifications to the ANDA that were made to gain approval from the FDA, provided such supplements, amendments and/or modifications do not change the active ingredient, dosage form, reference listed

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drug, or AB rating of any generic product described in the ANDA as it exists as of the Effective Date.

n) “Lupin Generic Product” means the glycerol phenylbutyrate oral liquid, 1.1 gm/mL product described in the Lupin ANDA.

o) “Manufacture” means to use, make or have made a product.

p)	“Market” and “Marketing” means to offer for sale, sell, or distribute aproduct.

q)	“NDA” means a new drug application (or equivalent regulatorymechanism).

r)	“NDA Product” or “RAVICTI®” means the glycerol phenylbutyrate oral liquid product approved under the RAVICTI® NDA, including any amendments and supplements thereto.

s)

“Officially Discontinue” means any of: (a) delisting the NDA Product with the FDA; (b) delisting or removing all Licensed Patents, or the NDA Product, from the FDA’s Orange Book; (c) seeking or otherwise undertaking any action with the FDA to withdraw the NDA Product from the market; and/or (d) deleting, removing, designating as “obsolete” or canceling any National Drug Code(s) or any other relevant code(s) for the NDA Product from the applicable National Drug Data File maintained by First Databank (or any successor or equivalent organization), or from any other pricing database.

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t)	“Orange Book” means the FDA’s publication “Approved Drug Products With Therapeutic Equivalence Evaluations.”

u)

“Original Generic” means a generic version of the NDA Product that is Marketed or intended for Marketing in the Territory, by Plaintiff or their Affiliates, under the RAVICTI® NDA without the RAVICTI® trademark (or any replacement trademark).

v)

“RAVICTI® NDA” means NDA No. 203284, including any amendments or supplements thereto (including without limitation any amendments or supplements adding additional dosage strengths, indications, dosing regimens or other clinical data or information).

w)	“Territory” means the United States of America and its territories, commonwealths and possessions, including without limitation, the Commonwealth of Puerto Rico and the District of Columbia.

x)	“Third Party” means any person or entity other than the Parties and their respective Affiliates.

2. Final Dismissal of Litigations. Within […***…] business days of […***…], the Parties shall enter into and cause to be filed in the Lawsuits a Stipulated Order of Dismissal and [Proposed] Order in the forms attached as Exhibits A and B to this Settlement Agreement, shall enter into and cause to be filed in the IPRs a joint request for termination pursuant to 35 U.S.C. § 317 together with a copy of the Settlement Agreement as required (“Joint Request”), and Lupin shall withdraw from and no longer participate in the Appeal

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and shall cause to be filed in the Appeal a Motion to Withdraw in the form attached as Exhibit C, pursuant to which all claims in the Lawsuits will be dismissed and the IPRs will be terminated at the discretion of the PTAB without costs or fees, […***…].

3. Agreement Not to Challenge Validity or Enforceability. Lupin agrees not to seek review of or contest, in any United States forum (e.g., U.S. courts, ITC, U.S. Patent and Trademark Office (e. g., Inter Partes Review, Reexamination, Interference)), the validity or enforceability of the Licensed Patents nor take any action intended to adversely affect Plaintiff’s rights in and to the Licensed Patents. For the avoidance of doubt, the foregoing shall not preclude Lupin from contesting, in any forum (e.g., U.S. courts, ITC, U.S. Patent and Trademark Office (e.g., Inter Partes Review, Reexamination, Interference) or foreign courts or foreign patent offices), the validity or enforceability of the Licensed Patents in connection with: (1) any other ANDA or NDA filed by, for or on behalf of Lupin that is not the Lupin ANDA and that references a drug product other than RAVICTI® for which the Licensed Patents are listed in the Orange Book, and (2) any foreign regulatory submission by, for or on behalf of Lupin. For the avoidance of doubt, the foregoing shall not preclude Lupin from filing and/or maintaining in the Lupin ANDA any certifications under 21 U.S.C. § 355G)(2)(A)(vii)(IV) (as amended or replaced) to any Licensed Patents or any patents listed in the Orange Book in connection with the RAVICTI® NDA.

4. Releases.

a) Plaintiff’s Release. Plaintiff, for themselves and their Affiliates, agents, successors and assigns, does hereby forever release and discharge Lupin, and any of its past or present agents, employees, officers, directors, and suppliers, and any

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past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Lupin, from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the Lupin Generic Product or the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuits, the IPRs and the Appeal.

b) Lupin’s Release. Lupin, for itself and its Affiliates, agents, successors and assigns, does hereby forever release and discharge Plaintiff, and any of their past or present agents, employees, officers, directors, and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Plaintiff from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the Lupin Generic Product or the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuits, the IPRs and the Appeal.

5. License, Waiver and Covenant

a) Plaintiff hereby grants Lupin a non-exclusive, perpetual, royalty-free license under the Licensed Patents to make, have made, use, import, sell and offer

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for sale in the Territory the Lupin Generic Product on and after the License Effective Date.

b) Plaintiff hereby grants Lupin a waiver of any regulatory exclusivities concerning RAVICTI® to which Plaintiff may be entitled and that may prevent approval of the Lupin ANDA on or after the License Effective Date, and within […***…] business days of Lupin’s request, Plaintiff shall submit, and/or shall cause its Affiliates to submit, appropriate and reasonable documentation to the FDA (in a form acceptable to FDA, together with any other necessary submissions, all subject to review by Lupin prior to submission) evidencing the licenses, covenant not to sue, and waivers set forth in this Agreement.

c) Plaintiff and their Affiliates, on and after the License Effective Date (or earlier, limited solely to the activities provided in Section 7 of this Settlement Agreement), hereby covenant not to sue Lupin and its Affiliates, and their importers, suppliers, distributors, and customers, or support or encourage any Third Party to sue, for infringement of any United States or foreign patents owned, licensed or otherwise controlled, wholly or in part, by Plaintiff and/or any of their Affiliates purporting to cover the Lupin Generic Product and/or the making, using, selling, or offering for sale in the Territory, or making or having made only for importation, use, sale or offering for sale into or for the Territory of the Lupin Generic Product. For the Licensed Patents, the foregoing covenant not to sue shall hereby be treated as a non-exclusive license to such patents for the Lupin Generic

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Product solely for the purpose of allowing Lupin and/or its Affiliates to file and maintain with the FDA a certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) with respect thereto. Lupin shall have the right to maintain its existing certifications under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) against the Licensed Patents. Lupin also shall have the right to file a certification under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) in connection with the Lupin Generic Product against any Licensed Patents, and still be covered by the covenant not to sue.

d) Upon written request by Lupin, made no earlier than […***…] days prior to the License Effective Date, Plaintiff will notify Lupin in writing of all the then required labeling information for the NDA Product as reasonably requested.

6. License Effective Date. The License Effective Date for the Lupin Generic Product will be the earliest to occur of:

a) July 1, 2026; or

b) The entry of a Final Decision holding that all of the then-asserted claims of the Licensed Patents excluding foreign counterparts or foreign equivalents thereof against a Generic Product are unenforceable, invalid, or not infringed; or

c) The date on which the latest expiring of the Licensed Patents excluding foreign counterparts or foreign equivalents thereof, that has not been found invalid or unenforceable by a Final Decision, has expired, been permanently abandoned, or delisted from the Orange Book; or

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d) […***…]

e) The date on which a Generic Product is first sold in the Territory after the Effective Date by a Third Party other than by Lupin or a First Applicant, but only if the sale of the Generic Product has been authorized or licensed by Plaintiff (directly or indirectly, by way of license, covenant not to sue, release, or otherwise); or

f) […***…] business days after the date on which Plaintiff receives notice that a Generic Product is first sold in the Territory without authorization from Plaintiff or its Affiliates (by license, sublicense, covenant not to sue or otherwise) (“Unauthorized Third Party Launch”) after the Effective Date, unless within […***…] business days from receiving such notice (a) Plaintiff moves for a temporary restraining order or preliminary injunction prohibiting any further sale of such Generic Product within the Territory, or (b) Plaintiff enters into an agreement with the Third Party selling such Generic Product to cease and desist from the sale of a Generic Product. If Plaintiff does seek a temporary restraining order or preliminary injunction within such […***…] business day period, the License Effective Date will be deemed to have occurred on the earlier of (X) the date that the application for a temporary restraining order or preliminary injunction is first denied, abandoned or

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withdrawn (with Lupin’s license to remain effective without regard to later action, judicial or otherwise, on the application), and (Y) […***…] calendar days after the application for a restraining order or preliminary injunction is filed unless a temporary restraining order or preliminary injunction is issued against the Third Party seeking to sell the unauthorized Generic Product before […***…] calendar days after such application (with the understanding that a subsequent re-introduction of such Generic Product or an introduction of a different Generic Product may give rise to the occurrence of a License Effective Date consistent with this Agreement).

7. Pre-Commercial /Pre-Marketing License. Plaintiff grants to Lupin a limited pre- commercialization and pre-marketing license as follows:

a) up to […***…] days prior to the License Effective Date, Lupin shall have the right to Manufacture and/or have Manufactured the Lupin Generic Product in or for, and/or import or have imported the Lupin Generic Product into, the Territory to enable Lupin to Market the Lupin Generic Product in the Territory on or after the License Effective Date;

b) up to […***…] days prior to the License Effective Date, Lupin shall have the right to notify potential customers of the upcoming availability of Lupin Generic Product;

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c) up to […***…] days prior to the License Effective Date, Lupin shall have the right to provide non-binding offers to potential customers for the sale of the Lupin Generic Product; and

d) up to […***…] days prior to the License Effective Date, Lupin shall have the right to enter into binding contracts with customers for the sale of Lupin Generic Product.

8. Authorized Generic.

(a) Lupin shall be the exclusive distributor of an Authorized Generic supplied by Plaintiff for a […***…] day period following […***…], and Plaintiff shall not sell an Original Generic during such […***…]-day period. […***…] For sales made by Lupin of Authorized Generic product during this period, Plaintiff shall receive […***…] and Lupin shall retain […***…]. Each payment by Lupin to Plaintiff shall be made in U.S. dollars within […***…] calendar days of the end of the Lupin Fiscal Quarter to which such payment relates.

(b) Upon expiration of such […***…]-day period described in Section 8(a), Lupin shall be the non-exclusive distributor of an Authorized Generic supplied by Plaintiff if, and only if, Lupin does not have approval for the Lupin ANDA or Lupin has approval for the Lupin ANDA but is unable, despite using commercially reasonable efforts, to manufacture or release Lupin Generic Product for sale. For sales of Authorized Generic product made by Lupin pursuant to this provision, Plaintiff

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shall receive […***…] and Lupin shall retain […***…]. Any payment by Lupin to Plaintiff made pursuant to this provision shall be made in U.S. dollars within […***…] calendar days of the end of the Lupin Fiscal Quarter to which such payment relates. Once Lupin has approval for the Lupin ANDA and is able to manufacture and release Lupin Generic Product for sale to Third Parties, its rights under this Section 8(b) shall be terminated.

(c) The parties will enter into a formal supply agreement (“Supply Agreement”) to memorialize the details of Plaintiff’s supply of and Lupin’s distribution of the Authorized Generic. The Supply Agreement will, in addition to the preceding “key terms,” contain commercially reasonable terms and conditions. The Supply Agreement will be entered into within […***…] months of the Effective Date unless extended by mutual agreement. In the event the parties cannot agree to any of the other terms of the Supply Agreement, the “key terms” in this Section 8 shall be binding and not negotiable and the parties shall utilize binding arbitration or mediation to resolve any terms in dispute.

9. Non-Interference. From and after the Effective Date, unless required by the FDA for reasons of safety or efficacy, Plaintiff shall not (a) file any citizen petition or other regulatory submissions with the FDA or any other governmental agency or take any other action that would interfere with Lupin’s efforts to: (i) obtain FDA approval of the Lupin ANDA; or (ii) Market the Lupin Generic Product as of the date and under the terms provided in this Settlement Agreement; or (b) Officially Discontinue the NDA Product prior to expiration of the Licensed Patents.

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10. Most Favored Nation. In the event that Plaintiff, or any of their Affiliates, has entered into or enters into after the Effective Date any agreement, license, sublicense, settlement, covenant, waiver, or other authorization of any kind with any Third Party: (i) for a Generic Product other than a First Applicant, granting such Third Party a license or other authorization under the Licensed Patents containing a License Effective Date, pre-commercialization terms, pre-marketing terms more favorable than those provided to Lupin herein, or (ii) for an Authorized Generic […***…], Plaintiff will immediately give Lupin notice of such agreement (and in no event less than […***…] business days after entering into such agreement) and this Agreement shall be automatically amended to include such more favorable terms accordingly.

11. Entire Agreement. This Settlement Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes and replaces any prior negotiations, mediations, proposed agreements or agreements, whether written or oral. This Settlement Agreement may be modified only by a writing signed by all Parties.

12. Successors and Assigns. Neither this Settlement Agreement nor any of the rights or obligations hereunder may be assigned, transferred, licensed, sub-licensed or delegated by either Party, without the prior written consent of the other Party, such consent not to be unreasonably withheld, except to an Affiliate of the assigning Party or to the successor to all or substantially all of the business or assets of such Party to which this Settlement Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) that agrees in writing to be bound by the terms and conditions of this Agreement. Any permitted successor or assignee of rights and/or

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obligations hereunder shall, in a writing to the other Parties, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this paragraph shall be null and void.

13. Confidential Information.

a) Treatment of Confidential Information. During the term of this Settlement Agreement and continuing thereafter, each Party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Settlement Agreement, all Confidential Information which was provided to it by any other Party or its Affiliates or their respective employees or representatives pursuant to this Settlement Agreement. For purposes of this Settlement Agreement, the term “Confidential Information” means the terms of this Settlement Agreement and any information furnished in connection with this Settlement Agreement, including without limitation any and all know-how, trade secrets, formulae, data, inventions, technology and other information, including manufacturing techniques, processes, trade and financial information, related to the manufacture, use, sale or marketing of any products that are the subject of this Settlement Agreement, currently in the possession of, or developed during the term of the Settlement Agreement by Lupin, Plaintiff or any of their respective Affiliates. The restrictions of this Section shall not apply to any Confidential Information which (i) is already known to the recipient at the time of disclosure, as reasonably documented by written records;

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(ii) is or later becomes public knowledge through no fault of the recipient; (iii) is received from a Third Party having the lawful right to disclose the information; or (iv) is independently developed by employees of the recipient without access to the disclosing Party’s Confidential Information.

b) Permitted Disclosure. A Party may disclose Confidential Information of another Party to (i) its Affiliates, and to its and their directors, employees, consultants, attorneys, and agents, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use; (ii) any bona fide actual or prospective collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party; and (iii) the extent such disclosure is required to comply with Applicable Law or to defend or prosecute litigation, provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including upon the disclosing Party’s request, seeking confidential treatment of such Confidential Information. If a Governmental Entity directs or recommends to Lupin that Lupin transfer the Lupin ANDA to a Third Party, Lupin

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may disclose a copy of this Settlement Agreement to a Third Party in connection with such a possible transfer so long as the Third Party agrees to confidential treatment of this Settlement Agreement.

c) Return of Confidential Information. This Settlement Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information, except as otherwise provided in this Settlement Agreement. Upon the expiration or termination of this Settlement Agreement for any reason, each Party agrees, except as otherwise provided in this Settlement Agreement, to return to the other Party or destroy (and certify such destruction) all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party and not to use same, unless otherwise agreed in writing. The Parties agree and acknowledge that the foregoing obligation does not apply to Confidential Information recorded on electronic back-up tapes that are maintained in the ordinary course and are unreasonably difficult to access.

d) Publicity. No public announcement or other disclosure to Third Parties concerning the existence or terms of this Settlement Agreement shall be made, either directly or indirectly, by any Party, without first obtaining the written approval of the other Parties and agreement upon the nature, text and timing of such announcement or disclosure, such approval and agreement not to be unreasonably withheld; provided, however, that any Party shall have the right to make any such public announcement or other disclosure required by Applicable Law after such

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Party has provided to the other Party a copy of such announcement or disclosure and a reasonable opportunity to comment thereon; and provided that Lupin shall have the right to inform its customers that Lupin has obtained a license to sell a Generic Product and an Authorized Generic in the Territory. Notwithstanding the above, either party may, without the permission of the other party, issue a press release disclosing that the litigation has settled. Lupin agrees that any customer notification will not be provided more than […***…] days prior to the Licensed Effective Date. Each Party agrees that it shall cooperate fully with the other Parties with respect to all disclosures regarding this Settlement Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of any Party included in any such disclosure.

e) Disclosure to Government or in Discovery. Specific terms or conditions of this Settlement Agreement may be disclosed pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of a Party’s counsel requires disclosure. If a Party receives a request to disclose any of the terms or conditions of this Settlement Agreement pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of such Party’s counsel requests disclosure, such Party shall notify the other Parties within […***…] days after receiving such request and at least […***…] days prior to disclosing any terms of this Settlement Agreement. Such Party may then

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disclose the terms and conditions of this Settlement Agreement pursuant to such request, provided that it shall have used reasonable efforts to ensure that such disclosure is subject to a protective order limiting access to the disclosure to outside counsel and expert witnesses of the entity receiving the Confidential Information. Nothing herein shall preclude any Party from complying with an order requiring disclosure, or a guidance that in the opinion of such Party’s counsel requires disclosure, of the terms of this Settlement Agreement that has been issued by a court, arbitrator or administrative agency of competent jurisdiction. Nothing herein shall prohibit the Parties from disclosing this Settlement Agreement and its terms to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

14. Government Review. The Parties agree to submit this Settlement Agreement to the FTC and the DOJ as required by statute. Each Party shall, to the extent permitted by law:

a) promptly inform the other Parties of any communication made or received by such Party to or from any governmental authority regarding this Settlement Agreement and/or any related agreements; and

b) use reasonable efforts to comply with and terminate any investigation or inquiry regarding the Settlement Agreement and/or any related agreements by any government authority, including by providing requested information to such

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government authority and permitting reasonable access to its documents, officials and data related to the Settlement Agreement and/or any related agreements.

To the extent that any legal or regulatory issues or barriers arise with respect to the Settlement Agreement, or any subpart thereof, the Parties shall work together in good faith and use reasonable efforts to modify the Settlement Agreement to overcome any such legal or regulatory issues (including, for example, objections by the FTC, the DOJ, or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of the Settlement Agreement that materially affects the economic value of the transactions contemplated hereby.

15. Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Parties as follows:

a) It is a limited partnership, limited liability company, company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Settlement Agreement, including, without limitation, the ability to grant the rights granted to the other Parties hereunder.

b) As of the Effective Date: (i) it has the corporate power and authority and the legal right to have entered into, or enter into, this Settlement Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on

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its part required to authorize the execution and delivery of this Settlement Agreement and the performance of its obligations hereunder; and (iii) this Settlement Agreement has been duly executed and delivered on behalf of such Party and constitutes legal, valid and binding obligations of such Party that are enforceable against it in accordance with their terms except: (1) as limited by applicable bankruptcy; insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

c) It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Parties in this Settlement Agreement; it has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Parties under this Settlement Agreement or that would otherwise materially conflict with or adversely affect the rights granted to the other Parties under this Settlement Agreement; and its performance and execution of this Settlement Agreement does not and will not result in a breach of any other contract to which it is a party.

16. Notice. Any notice required to be delivered under or pursuant to this Settlement Agreement shall be in writing in the English language, delivered personally or sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, to the following addresses of the Parties (or such other address for a Party as it specifies by like notice):

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For Horizon Therapeutics, LLC

Brian K. Beeler

Nelson Alexander

Horizon Therapeutics, LLC

150 S. Saunders Road

Lake Forest, Illinois 60045

For Lupin Ltd. and Lupin Pharmaceuticals, Inc.

Lupin Limited

Attention: Managing Director

Kalpataru Inspire, 3rd Floor

Off Western Express Highway

Santacruz (East), Mumbai 400055

India

Lupin Pharmaceuticals, Inc.

Attention: Vice President Intellectual Property

111 South Calvert Street

Harborplace Tower 21st Floor

Baltimore, MD 21202

with a copy to (which will not constitute notice hereunder):

Knobbe, Martens, Olson & Bear, LLP

1717 Pennsylvania Avenue, N.W., Suite 900Washington, D.C. 20006

Attention: William R. Zimmerman

Any notice shall be effective upon receipt by the Party to which it is addressed.

17. No Admission/Representation Regarding Licensed Patents. Plaintiff and Lupin agree that this Agreement does not expressly or by implication, estoppel or otherwise, constitute (a) an admission by Plaintiff as to the scope or interpretation of the claims of the Licensed Patents, nor (b) a representation or warranty that the Licensed Patents are valid and/or enforceable.

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18. Governing Law and Venue. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard for any conflict of law principles that would dictate the application of the laws of another jurisdiction. The Parties agree that the United States District Court for the District of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement, except that, if for any reason that Court does not accept jurisdiction, then the state courts of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement. The Parties hereby consent to the personal jurisdiction of those courts for any dispute arising from or relating to this Settlement Agreement.

19. Severability. If any provision of this Settlement Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that has the effect nearest to that of the provision to be replaced.

20. Advice of Counsel. This Settlement Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.

21. No Waiver. Waiver by a Party of any breach of any provision of this Settlement Agreement by another Party shall not operate or be construed as a waiver of any subsequent or other breach. No provision of this Settlement Agreement may be waived except by a written instrument signed by the Party waiving compliance.

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22. Regulatory Delay. No provision of this Settlement Agreement shall be affected by any delay in the approval of the Lupin ANDA by the FDA, or the failure of Lupin to obtain FDA approval of the Lupin ANDA.

23. […***…] Expenses, and Costs and Fees. […***…] each Party shall bear its own attorneys’ fees and costs associated with the Lawsuits, the IPRs, the Appeal, and the negotiation and preparation of this Settlement Agreement.

24. Counterparts. This Settlement Agreement may be executed in one or more counterparts (including via facsimile or electronic copy), each of which when so executed and delivered shall be deemed to be an original, but all of which taken together form but one and the same instrument.

25. Headings. The headings and captions used in this Settlement Agreement are solely for the convenience of reference and shall not affect its interpretation.

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***Confidential Treatment Requested

EXECUTION VERSION

26. Interpretation and Construction. The term “including” means “including, without limitation,” and “herein,” “hereof,” and “hereunder” refer to this Settlement Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

27. Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Settlement Agreement by Plaintiff to Lupin are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Lupin, as a licensee of such rights under this Settlement Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against Plaintiff under the Bankruptcy Code, Lupin shall be entitled to a complete duplicate of, or complete access to (as Lupin deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Lupin (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Lupin, unless Plaintiff elects to continue to perform all of its obligations under this Settlement Agreement by or on behalf of Plaintiff upon written request therefor by Lupin or (b) if not delivered under (a) above, upon the rejection of this Settlement Agreement by or on behalf of Plaintiff upon written request therefor by Lupin. The foregoing provisions are without prejudice to any rights Lupin may have arising under the Bankruptcy Code or other applicable law.

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IN WITNESS HEREOF, the Parties have caused their duly authorized representatives to execute this Settlement Agreement to be effective as of the Effective Date.

HORIZON THERAPEUTICS, LLC			LUPIN LTD.

By:	/s/ Timothy P. Walbert		By:	/s/ Nilesh Gupta
	Name:	Timothy P. Walbert		Name:	Nilesh Gupta
	Title:	Chairman, President & CEO		Title:	Managing Director

LUPIN PHARMACEUTICALS, INC.

By:
Name:
Title:

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IN WITNESS HEREOF, the Parties have caused their duly authorized representatives to execute this Settlement Agreement to be effective as of the Effective Date.

HORIZON THERAPEUTICS, LLC		LUPIN LTD.

By:		By:
	Name:		Name:
	Title:		Title:

LUPIN PHARMACEUTICALS, INC.

		By:	/s/ Sean Moriarty
		Name:	Sean Moriarty
		Title:	Secretary

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Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

HORIZON THERAPEUTICS, LLC, Plaintiff, vs. LUPIN LTD. and LUPIN PHARMACEUTICALS, INC., Defendants.	Civil Action No. 1:15-cv-7624-RBK-JS

HORIZON THERAPEUTICS, LLC, Plaintiff, vs. LUPIN LTD. and LUPIN PHARMACEUTICALS, INC., Defendants.	Civil Action No. 1:16-cv-4438-RBK-JS

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WITHOUT PREJUDICE PURSUANT TO FED. R. CIV. P. 41(a)

Pursuant to Rule 41(a)(1)(A)(ii) of the Federal Rules of Civil Procedure, Plaintiff Horizon Therapeutics, LLC, and Defendants Lupin Limited and Lupin Pharmaceuticals, Inc., hereby stipulate that the above-captioned actions, including all claims, counterclaims and defenses, are hereby dismissed in their entirety without prejudice.

Dated:

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John E. Flaherty Ravin R. Patel McCARTER & ENGLISH LLP Four Gateway Center 100 Mulberry St. Newark, NJ 07102 (973) 622-4444	Michael E. Patunas PATUNAS LAW LLC 24 Commerce Street, Suite 606 Newark, New Jersey 07102 (973) 396-8740
Attorneys for Plaintiff Horizon Therapeutics, LLC	Attorney for Defendants Lupin Ltd and Lupin Pharmaceuticals, Inc.

SO ORDERED on this day of , 2018

ROBERT B. KUGLER UNITED STATES DISTRICT JUDGE

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Exhibit B

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

HORIZON THERAPEUTICS, LLC, Plaintiff, vs. LUPIN LTD. and LUPIN PHARMACEUTICALS, INC., Defendants.	Civil Action No. 2:17-cv-5900-KM-MAH

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WITHOUT PREJUDICE PURSUANT TO FED. R. CIV. P. 41(a)

Pursuant to Rule 41(a)(1)(A)(ii) of the Federal Rules of Civil Procedure, Plaintiff Horizon Therapeutics, LLC, and Defendants Lupin Limited and Lupin Pharmaceuticals, Inc., hereby stipulate that the above-captioned action, including all claims, counterclaims and defenses, are hereby dismissed in their entirety without prejudice.

Dated:

John E. Flaherty Ravin R. Patel McCARTER & ENGLISH LLP Four Gateway Center 100 Mulberry St. Newark, NJ 07102 (973) 622-4444 Attorneys for Plaintiff Horizon Therapeutics, LLC	Michael E. Patunas PATUNAS LAW LLC 24 Commerce Street, Suite 606 Newark, New Jersey 07102 (973) 396-8740 Attorney for Defendants Lupin Ltd and Lupin Pharmaceuticals, Inc.
SO ORDERED on this day of , 2018

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KEVIN MCNULTY UNITED STATES DISTRICT JUDGE

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Exhibit C

2018-1225

In the

United States Court of Appeals

For the Federal Circuit

HORIZON THERAPEUTICS, LLC,

                                                 Appellant,

v.

LUPIN LTD. AND LUPIN PHARMACEUTICALS, INC.,

                                                 Appellee.

Appeal from the United States Patent and Trademark Office

in case no. IPR2016-00829, Judge Lora M. Green,

Judge Deborah Katz and Judge Toni R. Scheiner.

LUPIN LTD.’S AND LUPIN PHARMACEUTICALS, INC.’S UNOPPOSED MOTION TO WITHDRAW AS APPELLEES

William M. Jay GOODWIN PROCTER LLP 901 New York Ave. NW Washington, DC 20001 Tel.: 202.346.4000 Fax.: 202.346.4444

Elizabeth J. Holland

Robert V. Cerwinski

Cynthia Lambert Hardman

Tiffany Mahmood

GOODWIN PROCTER LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Tel.: 212-813-8800

Fax.: 212-355-3333

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Date: June , 2018	Counsel for Appellees Lupin Ltd. and Lupin Pharmaceuticals, Inc.

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Appellees Lupin Ltd. and Lupin Pharmaceuticals, Inc. respectfully move to withdraw as Appellees and named parties from this appeal. Appellant Horizon Therapeutics, LLC consents to the withdrawal. Appellees’ withdrawal is appropriate because the parties have reached a confidential settlement agreement.The parties have agreed to bear their own costs.

Appellees Lupin Ltd. and Lupin Pharmaceuticals, Inc. therefore respectfully request that the Court grant them leave to withdraw as Appellees.

June , 2018	Respectfully submitted,

William M. Jay Goodwin Procter LLP 901 New York Avenue NW Washington, DC 20001 Tel.: 202.346.4000 Fax.: 202.346.4444

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